Contacts:

Rick Pierce                                         Douglas MacDougall
V.P., Finance & Investor Relations                  Chris Erdman
SafeScience, Inc.                                   Feinstein Kean Partners Inc.
(617) 422-0674                                      (617) 577-8110


FOR IMMEDIATE RELEASE
---------------------

         SAFESCIENCE, INC. DISCONTINUES CONSUMER AND COMMERCIAL PRODUCT
                       LINES TO FOCUS ON DRUG DEVELOPMENT

       COMPANY TO TAKE FOURTH QUARTER CHARGES FOR DISCONTINUED OPERATIONS

BOSTON, MA, FEBRUARY 23, 2001-- SafeScience, Inc., (NASDAQ, SAFS), announced today that its consumer and commercial product lines will be discontinued immediately. The Company will record charges, primarily non-cash, of approximately $1,750,000, or $.07 per share, which will be reflected in the fourth quarter financial statements as a loss on discontinued operations. This action reflects the Company's previously announced intention to focus on drug development.

As previously announced, the Company engaged Burrill & Company, a San Francisco based merchant bank, to assist with the disposition of these operations. Although the Company has decided to discontinue these product lines, it will continue to work to dispose of the remaining assets of these product lines.

  "The products have demonstrated both trade and consumer acceptance with the potential to be a valuable addition to the brand portfolio of consumer products companies, however, these products are no longer a strategic component of the future direction of SafeScience" stated Bradley J. Carver, Chief Executive Officer of the Company.

With the assistance of Burrill & Company, SafeScience continues to examine alternatives for its agricultural product line, which the Company will continue to support in the interim, including seeking state registration of Elexa-4.

SAFESCIENCE
SafeScience develops and licenses pharmaceutical and agricultural products. The Company's human therapeutic products include GBC-590, a unique compound to treat cancer, which is in Phase II human clinical trials, as well as, an antifungal compound, CAN-296, in development. In the area of agriculture, SafeScience has received conditional U.S. EPA approval of Elexa-4(R) Plant Defense Booster, an innovative compound which stimulates the plant to protect itself against pathogens. SafeScience has filed for state registration of Elexa in California and in several states. Further information is available on SafeScience's web site: http://www.safescience.com


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SAFE HARBOR STATEMENT
Any statements contained in this release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties, including, but not limited to, risks of product nonapproval or product development and market acceptance risks, the impact of competitive products and pricing, the results of current and future licensing and other collaborative relationships, the results of financing efforts, disposition or acquisition of assets, developments regarding intellectual property rights and litigation, and other risks identified in the Company's Securities and Exchange Commission filings. Actual results, events or performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as the date hereof. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
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